Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Patent Properties, Inc. on Post-Effective Amendment No. 6 Form S-1, File No. 333-180775 of our report dated March 31, 2014 with respect to our audits of the consolidated financial statements of Patent Properties, Inc. as of December 31, 2013 and 2012 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 8, 2014